Exhibit 99.(d)(ix)

EXPENSE REIMBURSEMENT AGREEMENT

This Expense Reimbursement Agreement (this “Agreement”) is made and entered into this 1st day of May 2008 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Series Fund, Inc. (the “Series Fund”) with respect to the All Value Portfolio, America’s Value Portfolio, Bond-Debenture Portfolio, Growth Opportunities Portfolio, International Portfolio, and Large-Cap Core Portfolio (each a “Portfolio” and collectively the “Portfolios”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.

With respect to each of the All Value Portfolio, America’s Value Portfolio, Growth Opportunities Portfolio, and Large-Cap Core Portfolio, Lord Abbett agrees to bear directly and/or reimburse each Portfolio for expenses other than investment management fees and any extraordinary expenses (the “Other Expenses”), if and to the extent that Other Expenses exceed or would otherwise exceed an annual rate of forty basis points (0.40%) of the average daily net assets in each such Portfolio, for the time period set forth in paragraph 4 below.

2.

With respect to the Bond-Debenture Portfolio, Lord Abbett agrees to bear directly and/or reimburse the Portfolio for expenses other than investment management fees and any extraordinary expenses (the “Other Expenses”), if and to the extent that Other Expenses exceed or would otherwise exceed an annual rate of thirty-five basis points (0.35%) of the average daily net assets in the Portfolio, for the time period set forth in paragraph 4 below.

3.

With respect to the International Portfolio, Lord Abbett agrees to bear directly and/or reimburse the Portfolio for expenses other than investment management fees and any extraordinary expenses (the “Other Expenses”), if and to the extent that Other Expenses exceed or would otherwise exceed an annual rate of twenty-five basis points (0.25%) of the average daily net assets in the Portfolio, for the time period set forth in paragraph 4 below.

4.	Lord Abbett’s commitment described in paragraphs 1 - 3 will be effective from May 1, 2008 through April 30, 2009.

IN WITNESS WHEREOF, Lord Abbett and the Series Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

LORD ABBETT SERIES FUND, INC.

By:	/s/Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel